Exhibit 5.1

Date: May 21, 2018

RE:    JRSIS Health Care Corp. Registration Statement on Form S-1

Gentlemen:

I have been retained by JRSIS Health Care Corp., a Florida corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement"), on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission on May 7, 2018 relating to the resale of 2,226,000 shares of the common capital stock of the Company, par value $0.001 (the “Distribution Shares”) to be distributed upon subscription to the underlying Prospectus. You have requested that I render my opinion as to whether or not the securities issued and addressed in the Registration Statement, when sold in the manner referred to in the Registration Statement, will be legally issued, fully paid, and non-assessable. In connection with the request, I have examined the following:

1.	Certificate of Incorporation of JRSIS Health Care Corp.
2.	Articles of Amendment of JRSIS Health Care Corp.;
3.	The Bylaws of JRSIS Health Care Corp.;
4.	A current shareholder listed for JRSIS Health Care Corp.;
5.	The subscription agreements and proof of payment of the selling shareholders;
6.	The Registration Statement; and
7.	Unanimous consent resolutions of the Company's Boards of Directors, as they relate to private placements, issuances, and the Registration Statement;

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof, and I have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based on the above examination, I am of the opinion that the issuance 2,226,000 shares are validly issued as of May 7, 2018 and are validly issued, fully paid and non-assessable under the corporate laws of the state of Florida and the Bylaws of the Company when resold in a manner referred to in the Registration Statement. Further, I am of the opinion that JRSIS Health Care Corp. has approximately 134 shareholders holding 14,975,000 shares validly issued, fully paid and non-assessable.

This opinion is based on Florida general corporate law, including statutory provisions, applicable provisions of the state Florida constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following qualifications: (a) I have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) the opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Sincerely,

/s/ William Robinson Eilers
William Robinson Eilers, Esq.